Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIPOSCIENCE, INC.

LIPOSCIENCE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as of this 8th day of January, 2013:

FIRST: The name of the Corporation is LIPOSCIENCE, INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is June 15, 2000, this Corporation being known at that time as LIPOMED, INC.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions approving the amendment of the Corporation’s Second Amended and Restated Certificate of Incorporation as follows:

1. Section 4(b)(i) of Section II of Article FOURTH is hereby amended and restated in its entirety to read as follows:

“All outstanding shares of D Preferred Stocks, Series E Preferred Stock and Series F Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the Series D Conversion Price, Series D-1 Conversion Price, Series E Conversion Price or Series F Conversion Price, as applicable, in effect at the time of conversion, immediately prior to the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock yielding gross proceeds to the Corporation (before deducting underwriting discounts) of at least $25,000,000 (a “Qualified Public Offering”).”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, LipoScience, Inc., has caused this Certificate of Amendment to be executed by its duly authorized officer this 8th day of January, 2013.

LIPOSCIENCE, INC.

By:	/s/ Richard O. Brajer
Richard O. Brajer
President and Chief Executive Officer